HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

HEALTHTRONICS

Moderator: Brad Hummel

March 2, 2005

9:30 am CT

Operator:

Good morning. My name is (Casey) and I will be your conference facilitator. At this time I would like to welcome everyone to the HealthTronics Fourth Quarter conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

On behalf of HealthTronics, please note that certain statements made during this conference may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding our expectations, contingents or strategies regarding the future. You should not place undue reliance on forward-looking statements. All forward-looking statements included in this discussion are based on information available to us on this date and we assume no obligation to update any such forward-looking statements.

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

It is important to note that our actual results could differ materially from those in the forward-looking statement. You should consult our reports on Form 10K and other filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 for factors that could cause our actual results to differ materially from those printed.

At this time I would like to turn the conference over to Mr. Hummel. Sir, you may begin.

Brad Hummel:	Thank you ma’am. Good morning everyone. With me today in Austin is John Barnidge, our Chief Financial Officer, Richard Rusk, our Corporate Controller and Cedric Johnson, our Senior Staff Analyst.

The financial results that accompanied yesterday’s results are governed by SEC convention and generally accepted accounting principles. Accordingly, they reflect activity of the recently merged companies, 12 months of Prime Medical Services Inc. and two months of the Legacy HealthTronics Surgical Services Inc.

While the results were very much as expected, I think it might be useful to go beyond the constraints of the release and the associated filings and provide some unit by unit clarity of how our business performed last year and the foundation they provide as a combined company going forward.

First, at the wide end of the funnel, if you assume both companies operated together for all of 2004, pro forma combined revenue would have been 271.5 million, adjusted EBITDA after minority interest expense and cost related to merger and plant closure and consolidation was 41.8 million.

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

Pro forma net income was 12.8 million and would have been set against shares outstanding following merger of 32.8 million. Using our 2004 GAAP effective rate a 26.5% pro forma EPS would have been 39 cents per share.

The lower effective tax rate adding approximately 6 cents per share bringing us close to the 29 – 33 cents per share forecasted in our analyst day presentation in December.

If you examine the legacy company as a standalone entity for 2004, Prime Medical after given effect to changes – to charges relating to merger and plant closure and consolidation would have presented fourth quarter net income of 2.3 million or 11 cents per share and full year net income of 9.2 million or 45 cents per share.

HealthTronics Surgical Services, after giving effect to charges related to merger and one-time expense would have presented fourth quarter net income of 1.4 million or 11 cents per share and 3.9 million or 33 cents per share for the year 2004. I think you’ll agree that we merged two healthy companies.

Our segment analysis is equally encouraging particularly with respect to our foundation in urology services. When viewed as a combined company for all of 2004, urology procedures conducted and those reported as consolidated totaled 63,809 – an increase of 16.2% from the prior year.

Importantly on a same store basis, the Legacy Prime Medical partnerships grew 2.3% reversing a four year trend of same store decline. The Legacy HealthTronics partnerships grew on a same store basis 5.2%.

If you refine the same store by eliminating the vestige of our former Alabama operations, the Legacy Prime partnerships grew a similar 5.46%.

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

Prostate therapies contributed nearly 4,900 procedures — a 44% increase from 2003 reflecting the growing acceptance of newer technology like GreenLight PVP and affirming the reimbursement for these treatments.

The company also advanced our cryotherapy services conducting 875 procedures during the year — an increase of 31% from 2003.

As indicated in our third quarter conference call, the environment we are operating in is fundamentally stable. Reengineering while always a work in progress is largely behind us as evidenced by same store improvements and the equity balances we now enjoy within our partnerships as well as efficient physician access and egress to what we believe is the most progressive partnership model in the country.

The reimbursement profile for lithotripsy and prostate therapies is quite good. With some 12 quarters of average litho reimbursement for us at 2,000 per case.

Given our contract concentration as a whole of wholesaler, now some 85% of all cases are provided on a wholesale basis. And the benchmark government HOPS rate at $2,645 per case, we believe we have pricing power available to us for the first time in a decade.

In addition, the investments made at the partnership level in new technology over the past three years have lowered our operating cost. Last year direct operating cost decreased by 4.6%.

Importantly, significant capital expenditures are not integral to the near term of our core urology business.

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

On to medical device sales and service. Medical device sales and service which will become a reported segment beginning with our first quarter 2005 filings has been an important economic contributor to the company and will be a significant part of our future. Assuming again that our companies operated together throughout 2004, device sales and service would have contributed 15.2 million in revenue and approximately 5.4 million of pretax profit.

We are projecting revenue this year to grow to nearly 25 million with contribution margins in excess of 25%.

We have moved quickly to rationalize the production of our lithotripsy device platform and related consumables. And we are on schedule for a second quarter release of our eagerly anticipated cystotable.

Specialty vehicle manufacturing. Despite the distraction and economic disruptions associated with our plant consolidations during the last quarter, after giving effect to plant closure costs, this division contributed a healthy $10 million of EBITDA in 2004.

As indicated during our last conference call and again in last night’s release, we directed management to evaluate our position in the commanding control and homeland security markets, products built primarily out of our recently closed Sanford, Florida facility. That process has been completed resulting in a culling of nearly $4 million of backlog and a write-down of inventory and work in progress by approximately 2 million.

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

We have recently reopened the order book and believe that by perusing opportunity more appropriately matched to our value-added capabilities, we can be a profitable participant in this high growth segment.

We are encouraged as well by the up tick in our medical group and by recent sales momentum within the broadcast market.

Additionally, we have sold most of our 2005 production in our Dutch plant which portends for another strong year from our European operation.

Backlog as of December 31 stood at just under 25 million — a decrease of 25% from September 30. However, much of the decrease is attributable to the culling we indicated. And we have only recently reopened the order book for command and control / homeland security product line.

While we have mainlined our conservative view on sales growth for this division in 2005, we expect to realize the savings from our plant consolidation project and product line margin improvement. Group contribution is projected to grow to 13 million — an increase of 30% from 2004.

Orthopaedic Lithotripsy. As indicated in yesterday’s release, we believe this is the appropriate time to explore divestiture of the company’s Orthotripsy unit. And we have taken the appropriate steps to reflect that decision on our income statement and balance sheet.

This step should not be mistake for a lack of confidence in our infrastructure, our delivery system or in the efficacy of the technology. In fact, we have a high degree of confidence that the near to mid-term, payors will loosen their grip on the reimbursement perks and large patient populations will find their

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

way to effective therapy, particularly to the type of treatment our infrastructure offers.

Our decision is based rather, on the fact that the drivers of this business are inconsistent with those of our larger urology endeavor. And with a major application of resources, we see ample opportunity to invest in core business opportunities. How, when and at what value such a divestiture might take place is unclear. We do believe however, that we will have an ongoing role in the enterprise given our role in the supply chain of device and consumables. In the meantime it is business as usual.

In fact, we have just completed a partnership by partnership operating analysis and are implementing operating improvements as we speak. We will keep you posted on our progress with this process.

A couple of comments regarding our integration efforts. As both John and I commented in the release, we are confident we will achieve the synergy objective of $10 million of annual savings, principally because we have had the benefit of a highly detailed integration plan developed through extensive due diligence, homed through a long engagement and enhanced by great bi-lateral cooperation.

Secondly, we stayed focused on the obvious, eliminated duplicate cost, remove redundant capacity and rationalize the production of manufactured or assembled products. To that end we have moved quickly.

But the end of the first quarter, all corporate accounting will be in Austin. Field service engineering has been completely integrated with one inventory system, one control system and one call center. Risk has been completely integrated. HR has been completely integrated. Field ops integration is on

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

schedule. We have shuddered our Swiss manufacturing facility. IT integration is on schedule. In fact, networks were integrated within the first two weeks of merger.

Full-time employees have been reduced by 136 which is of course the real and unfortunate cost of this process. However, I believe we have an organization that is lean and effective and as each day goes by, is more culturally in lockstep.

The cooperation of the board by management past and present has been extraordinary and we’re grateful.

Briefly and finally, we indicated we are in the market with the 175 million refinancing which should surprise no one. The process is going well. In fact, we were very encouraged by the upgrade of our debt by Moody’s as released by them on February 16. We think this represents the growing financial strength of the merged company and affirmation of the stability we have seen in the core business following reengineering and the significant cash flow dynamics the business offers.

We are accordingly very pleased, very encouraged by what we see in the future. The potential of our platform, the opportunity for growth and the resources to prudently exploit it. We appreciate all of your support and your continued interest in the company and look forward to working with you as we build the new HealthTronics into a great enterprise. Operator we’d now be happy to take questions.

Operator:	At this time I would like to remind everyone, in order to ask a question, press star then the number 1 on your telephone keypad. We’ll pause now for just a moment to compile the Q&A roster.

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

Your first question comes from Chuck Whitesell with Piper Jaffrey.

Chuck Whitesell:	Good morning. It’s Chuck for (John Larick) here at Piper. Just a few questions here. Regarding the orthopedic segment, could you tell us what the revenue and net loss was from that segment?

Brad Hummel:

I sure can. One second. Let me give you a year to date and then a quarter by quarter look at it as we look back in 2004. In year to date, the revenue 2004 was 15,000—I’m sorry, 15.3 million. And the pretax loss was slightly over 1 million.

And the fourth quarter, it had a modest pretax profit of about $100,000. In Q3 it lost 529, Q2 about 100 and in Q1 about 535,000.

Chuck Whitesell:	Okay. All right. And can you tell us discontinued ops, we didn’t see that in the press release. Did we miss something there or have you not disclosed that?

John Barnidge:	Those actual numbers will just be provided in the GAAP numbers of the 10K itself. But they would only pick up the modest $100,000 gain that Brad reported in the fourth quarter.

Chuck Whitesell:	Okay.

Brad Hummel:	Yes, and on Page 2 of the release Chuck, we indicate that we will report the company’s orthopedics unit as income lost from discontinued operations and assets held for sale.

Chuck Whitesell:	Okay.

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

John Barnidge:	That’s also shown on the balance sheet Chuck.

Chuck Whitesell:	Okay. All right. And how confident—you spoke somewhat of this. Can you tell us how confident are you in effecting the sale of the Ortho business?

Brad Hummel:

Well as I indicated, we have no acquirer in front of us. I don’t know when it’s going to happen, only that we believe it is the appropriate time to place it in this position. So we’ll keep you posted as we have progress towards that end.

Chuck Whitesell:	Okay. And can you confirm the—your current revenue guidance, whether that excludes Ortho and if so, where would we place that revenue stream?

Brad Hummel:	It does indeed exclude Ortho. And the 300 to 310 is still operative.

Chuck Whitesell:	Okay. All right. Is it possible to get the same store procedure growth in the fourth quarter? You gave that for the year. Can we get that for the fourth quarter?

Brad Hummel:	On—with respect to urology?

Chuck Whitesell:	Yes.

Brad Hummel:	Yes. Give me just a second. I may have to call you back on that because I don’t have that information exactly in front of me. (Unintelligible). Thank you.

Chuck Whitesell:	Okay. And I just had a couple quick ones here. Could you break down the urology revenue into the kidney lithotripsy, prostate and other—the cryopathology?

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

Brad Hummel:

In – again, I need to – I need you to clarify in what form you’d like it. I can do it in a couple of ways. I can tie it back to GAAP which is you’ve got the funky 12, 2 presentation. Or we can give it to you in a – assuming together for the whole year. Which would you like?

Chuck Whitesell:	The breakdown of the 31.1. I believe that’s the whole year combined.

Man:	Cedric, help me out. Thirty point, what’s he asking for?

That’s the 12 and 2. Do you have that?

Brad Hummel:	We’re going to break it down by – Chuck – we’re going to get back to you on that.

Chuck Whitesell:	Okay. And my last question was, could you give us specific guidance regarding the other revenue category, your medical device sales and how you would see that trending in ‘05?

Brad Hummel:

Absolutely. We indicated that we see medical device revenue as part of sale and service, growing from approximately 15 to the mid-20s 2004 to 2005. That’s consistent with the information provided on Investor Day.

Chuck Whitesell:	Okay great. All right. Thank you.

Brad Hummel:	You’re welcome. Thank you sir.

Operator:	Your next question comes from Anne Barlow with Southwest Security.

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

Anne Barlow:	Good morning. A couple of questions. First, John, I know we had a little bit lower tax rate in the quarter. What would you have us use going forward for ‘05?

John Barnidge:	For ‘05 Anne, I would have you use the normal statutory rate of 38-1/2.

Anne Barlow:

Okay. And just kind of looking at the progression of the gross margin now that you’ve got most of the manufacturing reorg behind you, just in general where would you expect that gross margin for manufacturing to fall going forward?

Brad Hummel:	Well I think we’re anticipating about a 15% contribution margin on the whole of the complex.

Anne Barlow:	Okay. All right. And just a little bit more color on the game plan regarding the sales effort on command and control, kind of how you’re positioning yourself to get back on track in that group.

Brad Hummel:

Sure. The primary initiative was to decide what products we thought we could bring to the market in a value-added fashion. And too much of the backlog and our previous initiative was in smaller vehicles that just did not have the integration or the engineering that we can bring to it that afforded us margin or indeed we thought positioned us competitively against a host of others.

So our product is going to be on larger trailers with the engineering processes that we deploy in our sophisticated broadcast vehicles and those in medical with slide-outs and so forth.

I think the other part of the strategy is to pursue much more joint venture initiative with the components manufacturers and to participate more actively

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

in program work. That is to say long run contracts that would be initiated by both agencies and the service branches where we can get a return on the appropriate investments in R&D that are required to footprint those products.

Anne Barlow:

Okay. And just a quick update on anything that’s going on regarding the build out of your – or at least the beginning of our lab network. I know you guys have been busy with the manufacturing and getting the deal closed and everything else. But where are you there?

Brad Hummel:

Well we have indeed been very busy. The process is focused on evaluating the information system and the technology that we have to have in place to allow that operation to run smoothly as well as to orchestrating the management team and the professional component in concert with our earlier stated initiative at Medical College of Georgia.

So I would consider us to be fairly close to on schedule. And we’re obviously looking forward to what we think is going to be a great opportunity.

Anne Barlow:	Still within the ballpark I believe that back in December you guys said it would be a – probably a negative 2 to 3 cents overall, the build out and process for this year that still looks to be inline?

Brad Hummel:	Anne, can you repeat that one more time?

Anne Barlow:

I think back in December when you were talking about the contribution for the lab network, obviously this year it’s a build out year, probably more a negative 2 cents or so if you had to ballpark what the cost of the ramp would be, where it would turn to be more of a contributor in ‘06?

Brad Hummel:	That’s correct.

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

Anne Barlow:	Okay. All right. Thanks.

Brad Hummel:	You’re welcome. Thank you.

John Barnidge:

Brad if I may, I’ve got an answer for Chuck Whitesell. Chuck, the breakout of our 31 million in revenues for the quarter in urology is 21.1 is lithotripsy; 2.5 million is cryotherapy; 1.7 million in revenues from prostrate therapies; and service and other, it’s 5.7 million.

Okay operator.

Operator:	Your next question comes from Mitra Ramgopal with Sidoti & Company.

Mitra Ramgopal:	Just a few questions. Is it fair to assume now that pretty much all the charges you are taking are behind you or should we expect some more in the first half of ‘05?

Brad Hummel:	No we are – we have those charges behind us. Thankfully.

Mitra Ramgopal:	Okay. And in terms of the 10 million in cost savings you expect to realize, do you expect all of that in ‘05 or some carry over into ‘06?

Brad Hummel:

No we’ve indicated that we think that’s a bleed in. And the Investor Day guidance in December suggested that we should realize 5 to 6 million in savings. While we may be ahead of plan somewhat, I’m still going to hold to that for the moment in terms of the dollar contribution to our 2005 economics.

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Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

Mitra Ramgopal:

Okay. And also on the manufacturing side, I think you expected to do just north of 100 million in revenue for ‘05. I don’t know if you can give us a sense in terms of looking at the three segments, what your expectations are ?

Brad Hummel:

Yes, I can. We expect that medical should drive approximately 50, that broadcast should drive a solid 30. Command and other should drive about 25 million. And service specialty should drive approximately 6.

Mitra Ramgopal:	Okay, thanks.

Brad Hummel:	You’re welcome. Thank you Mitra.

Operator:	Your next question comes from Greg Macosko with Lord Abbett.

Greg Macosko:

Yes, thank you. Could you help me just with regard to the orthopedic. You mentioned maintain involvement there. Does that mean you will continue to once it is – if it is and once it is divested, you will be manufacturing equipment for the new owner?

Brad Hummel:

Well Greg, in as much as the device network that is deployed principally in that arena is of technology that is under our proprietary control or will be under proprietary control. We would have a role in the provision of consumables that are part of the supply chain.

We don’t envision being out or not involved in the provision of those consumables or in devices. It’s merely a matter of where and how they’re produced. So that is the involvement that I alluded to.

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Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

Greg Macosko:

Okay. And in terms of your expectations, your earnings expectations, does that exclude – I know the revenue excludes, but the earnings also or any losses or profit in the orthopedic area are excluded from that 48 to 52?

Brad Hummel:	It was assumed to be a breakeven proposition at best anyway. So it should not affect that.

Greg Macosko:

Okay good. Okay and then in your discussion of the vehicle area, it sounded – I mean you sounded more positive there. Is there still kind of the expectation that maybe within 12, 18 months or so that it still might have another owner?

Brad Hummel:	Well of course, you know we get asked that all the time.

Greg Macosko:	Right.

Brad Hummel:

And we’ve indicated that one of the things that this merger does is allow us we believe, to be a more focused enterprise. And that focus is of course, centered on our urology opportunities and those related to that endeavor.

As such, you know, I think that our board’s sentiment is that we should continue to work hard on both of these businesses and to invest appropriately in both businesses. And in the event that an opportunity comes along to discuss divestiture, we would probably at least be listening.

We have not prepared a book nor engaged a bank or a selling party at this point.

Greg Macosko:	Okay. And so your expectations are I guess a little bit higher in terms of just another – in terms of your expectations on the – as you broke it down, that

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

added up to 111. So I guess that – that the outlook for that sector is a little bit better than it has been more recently?

Brad Hummel:	We feel very good about the momentum we have in the Medical Group. We feel very good about the sales momentum in broadcast. And we feel very good about what’s going on in Europe.

We have a lot of work to do to rebuild our position in the command and homeland security arena. But I think that at least now we have a (table Rosa) for which to go forward on. And the production of those products is in the hands of a very capable management team who has consistently demonstrated their ability to build things profitably.

So in that regard, perhaps we are more optimistic than we would have been. I don’t think that changes anything that I’ve said about our long term focus as a corporation or our intentions with the business overall.

Greg Macosko:

Okay good. And then finally, I see that the minority interest of the fourth quarter was 10.2 million versus 4, 8 last year and 27 for the whole year. What – I assume that number which is up sequentially a bit relates to the integration with HealthTronics and Prime, et cetera. Could you give us some insight on that going forward?

Brad Hummel:

Yes. We do not see anything untoward in our minority interest levels at this point. And what I mean by that is we consider them to be fundamentally stable. The anomaly you see here reflects the 12, 2, for lack of a better word, presentation from a GAAP standpoint which is what we had to table to as well on those supplementals. And so you don’t have a apples to apples comparison. You have for lack of better words, Prime Medical for three quarters and then

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Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

the HealthTronic Surgical infrastructure added for those two months. So it’s a fairly confusing picture.

What I would refer you back Greg to is our discussion with respect to minority interest in our December meetings where we discussed—where we thought we were settling in at. That we felt like we had stabilized, but had presented nonetheless a fairly conservative view of minority interest growth in the plan.

And then I would also, you know, let you know that because of the extraction of the Orthotripsy business unit going forward, you will have a clear picture of what the pure urology minority interest drivers are, as the HealthTronics infrastructure, by definition, our infrastructure, with respect to Orthotripsy was populated by a significant amount of minority interest as well.

Greg Macosko:	I see. Okay. All right, very good. Thank you.

Brad Hummel:	You’re welcome.

Operator:	Your next question comes from Randy Wheelock with HealthTronics.

Randy Wheelock:

Yes. I have a question regarding the orthopedic business and it kind of follows-up on the minority interest discussion you just had. But a significant part of those, while I’m not sure of the national mix, but a good part of those partnerships are owned by minority interest doctors and other investors. And with this change in the commitment level to the orthopedic business, what should those holders, those minority interests be expecting as a result of the announced changes?

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Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

Brad Hummel:

Well I think that you should expect absolutely nothing different from an operating standpoint. As we indicated, it’s business as usual. We intend to fulfill all of our managerial responsibilities, the fiduciary responsibilities we have. And we will operate this business just as we have.

In as much as we represent managing partners in partnerships and have that duty, we’ll maintain that duty. Our objective clearly is to continue to improve that the operations of those businesses—this business today, tomorrow, for as long as we are involved. And to that extent it should benefit the minority interest holder by improving cash flow.

I think our fourth quarter operations were from that standpoint, the best of last year. And I think that’s indicative of what we intend to continue to do Randy.

Randy Wheelock:	And as far as these operational improvements, are there any significant specifics on those?

Brad Hummel:

Well I’m going to leave that to the operations team. We have just completed a very exhaustive partnership by partnership analysis. And I don’t think this is the forum to discuss how and when we implement those changes. But of course, in as much as your involvement is important in that regard, Mike Stolarski and his team will be working with you and those partnerships to make the changes the plans will call for.

Randy Wheelock:	Yes. Right, thank you.

Brad Hummel:	You’re welcome.

Operator:	Once again, if you would like to ask a question at this time, press star then the number 1 on your telephone keypad.

HEALTHTRONICS

Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

Your next question comes from Craig Pieringer with Wells Capital Management.

Craig Pieringer:	Hey Brad, how are you?

Brad Hummel:	Hey Craig.

Craig Pieringer:

Hey, can you update us on your efforts to bring the HIFU technology toward approval in the United States including the time table, expected costs and whether you can use any of the existent European clinical experience.

Brad Hummel:	Here’s what I can say about that. We as you know, have an obligation to run the HIFU technology through the FDA based on our commitments with EDAP, the French concern.

We are underway in that process. We are exploring the extent to which we can use both existing data and perhaps predicate technology to advance that process. But we do not have a clear pathway today that we are in a position to discuss publicly. So as that does reveal itself, obviously we’ll let you all know.

We are excited by the results they’ve gotten in Europe and encouraged because of the utility we think that has in the clinical setting.

Craig Pieringer:	And your mention of predicate technology would seem to indicate that this whole process could be accelerated in some manner. Is that accurate?

Brad Hummel:	Well in as much as a full PMA, as we indicated in June and in earlier conference calls, would put us at conceivably a five or six year process.

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Moderator: Brad Hummel

03-02-05/9:30 am CT

Confirmation #3228653

Something that would bring technology or existing data to bear may shorten that somewhat, yes.

Craig Pieringer:	But you’re just not prepared to talk about how fast.

Brad Hummel:	I can’t. I don’t know, otherwise I’d say so.

Craig Pieringer:	Okay. Well good luck with that and thank you.

Brad Hummel:	Thanks Craig.

Operator:	Once again, if you would like to ask a question at this time, press star then the number 1.

At this time sir, I’m showing no further questions.

Brad Hummel:	Thank you operator. Thanks everyone for being with us today. We look forward to reporting our first quarter operations and some of the progress that—and process that’s underway with you.

In the meantime if any of you have need for inquiry or have questions, please feel free to give us a call. Thanks everyone.

Operator:	Ladies and gentlemen, thank you for participating in today’s HealthTronics Fourth Quarter conference call. You may disconnect at this time.

END